CONTACT:	U.S. Xpress Enterprises, Inc.
U.S. Xpress Enterprises, Inc.

Arnold Transportation Services, Inc.
Mike Walters, (904) 371-3400

ARNOLD TRANSPORTATION SERVICES, INC. TO BE ACQUIRED
BY MANAGEMENT-LED GROUP

U.S. XPRESS ENTERPRISES TO ACQUIRE MINORITY INTEREST

CHATTANOOGA, Tenn. - (October 22, 2004) - U.S. Xpress Enterprises, Inc. (NASDAQ/NM: XPRSA) announced today a definitive agreement to participate in the buyout of Arnold Transportation Services, Inc. from Jefferies Capital Partners by Arnold's management team. Arnold's management team is led by Mike Walters, President and Chief Executive Officer, who will continue in this role after the buyout. The transaction is expected to close by the end of November 2004 and is subject to customary conditions to closing, including financing.

Arnold Transportation is a truckload carrier that provides regional, dedicated, and medium length of haul dry van service primarily in the eastern United States. Arnold's principal operating centers are in Jacksonville, Florida; Dallas, Texas; and Camp Hill, Pennsylvania. For 2004, Arnold expects to generate approximately $195 million in revenue, while performing at an operating ratio (operating expenses as a percentage of operating revenue) in the low to mid 90's. Arnold operates approximately 900 owned tractors, 520 tractors provided by owner-operators, and 4,050 trailers.

In the current transaction, Arnold's current management would obtain 51% ownership of Arnold and control of the board of directors. U.S. Xpress would obtain 49% ownership of Arnold and minority representation on the board of directors, as well as a three-year option to purchase management's interest at a specified price based on the current transaction price and a specified annual return. After three years, the management group would have a similar option to buy out U.S. Xpress' interest in Arnold. Mike Walters would continue to lead the company and Arnold's entire management team is expected to remain in place. Arnold is expected to operate independently from U.S. Xpress utilizing Arnold's current facilities. Sagent Advisors Inc. acted as financial advisor to Arnold in the transaction.

The transaction is expected to be funded through an equity investment of approximately $6.4 million by U.S. Xpress, the rollover of approximately one-half of management's current stock in Arnold, and senior debt financing. Commitment letters have been obtained for the financing, which is anticipated to be sufficient to complete the transaction and provide working capital for Arnold. U.S. Xpress will not guarantee or be obligated on any of the borrowings or other obligations of Arnold. U.S. Xpress does not expect to consolidate Arnold's financial results and anticipates accounting for the post-transaction operations using the equity method of accounting. The financing commitments are subject to customary conditions, including the execution of definitive agreements and due diligence.

4080 Jenkins Road, Chattanooga, TN 37421 423.510.3000

XPRSA to Acquire Minority Interest in Arnold Transportation Page 2 October 22, 2004

Arnold's CEO and President, Mike Walters, commented on the transaction, "From our perspective, we believe we have found the perfect strategic partner in U.S. Xpress. Over the past two years, our management team has improved operating margins and established Arnold as one of the premier, high-service truckload carriers in our operating regions. We intend to build on that base and well-deserved reputation. We believe that U.S. Xpress will bring buying power, cross-marketing, and other benefits that will better position our people and operations for the longer term.

"In U.S. Xpress we have one of the industry's leaders, with a proven history of growth and premium service for blue-chip customers. As a former U.S. Xpress executive, I had complete comfort and confidence that U.S. Xpress will support Arnold where beneficial but also allow our operation to remain independent and operated by the team that has created so much success to date."

Max L. Fuller, Co-Chairman of U.S. Xpress, stated, "The investment in Arnold achieves several strategic objectives for U.S. Xpress. For the past three years, we have been working to allocate our assets to profitable and sustainable operations. Our strategy has achieved significant success, exhibited by eleven consecutive quarters of year-over-year earnings growth. An important part of our strategy has been to increase our regional and dedicated operations. With the investment in Arnold, we gain access to additional regions to better serve our customers. In addition, Arnold has extensive experience in regional operations, and we believe there are aspects of Arnold that we can apply in our own operations to continue to improve our services and profitability in these areas. We are impressed with Arnold's management team and their accomplishments in improving the Company's profitability while expanding their regional operations.

"We elected to participate with the management group as a minority investor initially for several reasons. First, we wanted it to be clear to everyone at Arnold that Mike and his management team are in charge and responsible for growing and improving the operation. Arnold has tremendous experience and is doing very well in its regional operation, and we have no intention of interfering in that success. We intend to help facilitate equipment and other purchasing as well as cross-marketing opportunities where prudent. It was also important to us that we do not distract our management team from the ongoing efforts that have resulted in improved performance and eleven consecutive quarters of year-over-year earnings growth. Mike was one of our key executives from 1996 to 1998, and we are very comfortable with Mike and his management team. We also did not wish to add substantial leverage to our balance sheet. Our investment is only $6.4 million, and we do not have any additional financial obligations related to this investment. Our future results, Arnold's future results, and both companies' capital structures will all be factors in determining if and when we would exercise our option to acquire equity control in the future. At such time, we would expect Mike and his management team to stay on and continue to execute their growth plan for the company."

Investor Conference Call and Simulcast

U.S. Xpress Enterprises, Inc. will conduct a conference call at 11:00 a.m. EDT on October 22, 2004, to discuss the transaction. The number to call for this interactive teleconference is (719) 457-2641. A seven-day replay of the conference call will be available by dialing (719) 457-0820 and entering the passcode 881980.

U.S. Xpress will also provide an online Web simulcast and rebroadcast of the conference call. The live broadcast will be available online at the Company's website, www.usxpress.com, as well as http://phx.corporate-ir.net/playerlink.zhtml?c=80059&s=wm&e=958662 on October 22, 2004, beginning at 11:00 a.m. EDT. The online replay will follow shortly after the call and continue through November 5, 2004.

XPRSA to Acquire Minority Interest in Arnold Transportation Page 3 October 22, 2004

U.S. Xpress Enterprises, Inc. is the fifth-largest publicly owned truckload carrier in the United States, as measured by revenue. The Company provides regional, dedicated and expedited truckload services throughout North America, with regional capabilities in the West, Midwest and Southeastern United States. The Company is one of the largest providers of expedited and time-definite services and is a leader in providing expedited rail intermodal services to the truckload industry. U.S. Xpress focuses on customers operating in dedicated, just-in-time or deferred airfreight market segments, while utilizing one of the largest team-operated fleets in the industry. Xpress Global Systems, Inc., a wholly owned subsidiary, is a provider of transportation, warehousing and distribution services to the floor coverings industry and provides airport-to-airport transportation services to the airfreight and airfreight forwarding industries through a network of 81 locations in North America. The Company also offers logistic services through its joint ownership of Transplace, an Internet-based global transportation logistics company.

Arnold Transportation Services, Inc. is a privately held dry van truckload carrier headquartered in Jacksonville, Florida, and offers regional, dedicated and medium length of haul service primarily in the Northeast, Southeast, and Southwest United States. Arnold is a portfolio company of Jefferies Capital Partners, a private equity investment firm.

This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934, and is subject to risks and uncertainties that could cause actual results to differ materially from those projected or described. Statements that constitute forward-looking statements are usually identified by words such as "anticipates," believes," "estimates," "projects," "expects," "plans," "intends," or similar expressions". Such statements include, but are not limited to, statements concerning Arnold's expected financial results, the transaction itself, the closing schedule for the transaction, the financing for the transaction, post-transaction ownership, management, operation, and potential benefits, the strategies and future results of U.S. Xpress with regard to the transaction and Arnold as well as with regard to its own operations. Forward-looking statements are based upon the current beliefs and expectations of U.S. Xpress' management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the risk that the transaction will be delayed or will not close because of a failure to obtain financing or for other reasons, the risk that U.S. Xpress will exercise its option earlier than anticipated and the consequent effects on its financial position and results of operations, the risk that U. S. Xpress will not exercise its option at all, the risk that Arnold's management will exercise its option to buy out U.S. Xpress after three years, the risk of significant financial leverage at Arnold, the risk that post-transaction benefits will be delayed or not realized at all, the business and other risks disclosed from time-time in the filings made with the SEC by U.S. Xpress as applied to both U.S. Xpress and Arnold. Readers are urged to carefully review and consider the various disclosures made by U.S. Xpress Enterprises, Inc. in this and other press releases and in filings with the SEC.